Exhibit 99.1
Contact: Lisa Aston Investor Relations 210.308.1222 laston@usfunds.com

For Immediate Release

U.S. Global Investors Reports Assets Up 20%, Expenses Down 41%, Year-Over-Year for Second Quarter of 2017 Fiscal Year
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SAN ANTONIO–February 8, 2017–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported net income of $8,000, or $0.00 per share, on operating revenues of $1.6 million for the quarter ended December 31, 2016. This was an improvement over the same quarter of the previous year, which had a net loss of $2.2 million, or ($0.14) per share, on operating revenues of $1.3 million.
Average assets under management, including U.S. Global Investors Funds, the JETS exchange traded fund, Galileo clients and offshore clients, were $851 million for the quarter ended December 31, 2016, compared to an average of $708 million for the same quarter a year ago, an increase of 20 percent. Total assets under management were $811 million as of December 31, 2016, versus $698 million at December 31, 2015, an increase of 16 percent.
Operating revenue increased $353,000, or 27 percent, compared with the three months ended December 31, 2015. Additionally, operating expenses decreased $1.3 million, or 41 percent, compared to the same quarter last year. Expenses from a year ago were higher due to a larger workforce prior to the outsourcing of certain functions, and costs related to the transition of certain services to other services providers. “We are running a streamlined organization in a competitive arena, due to the combined efforts of our team and our service partners,” says Frank Holmes, CEO and chief investment officer of U.S. Global Investors.
 “Assets in gold-related investment products sold off during the quarter, until the Federal Reserve raised interest rates in mid-December. Since then, we’ve seen increased interest and flows in gold-related assets,” comments Holmes. “We are pleased that our assets have grown compared to last year, even in the atmosphere of uncertainty in the domestic and global markets. For the second quarter in a row, we have had positive income.”
Share Repurchase Program
U.S. Global Investors has continued purchasing its outstanding stock. For the three months ended December 31, 2016, the Company repurchased 32,605 class A shares using cash of $50,000. The share repurchase plan was renewed for calendar year 2017 but may be suspended or discontinued at any time. Frank Holmes is purchasing shares pursuant to a Rule 10b-18 plan along with the Company repurchase program.

2QFY17 earnings, Page 2
February 8, 2017

Continued Strong Balance Sheet
As of December 31, 2016, the Company had net working capital of approximately $16.3 million. Cash and cash equivalents totaled $3.8 million, and marketable securities totaled $13.3 million as of the end of the quarter. In addition, the Company has had no long-term debt since 2004 and owns its headquarters building.
U.S. Global Continues GROW Dividends
The Company has also continued to pay monthly dividends for more than nine years. A monthly dividend of $0.0025 per share is authorized through March 2017. The record dates are February 13 and March 13, and the payment dates will be February 27 and March 27. The continuation of future cash dividends will be reviewed by the board of directors quarterly.
Earnings Webcast Information
The Company has scheduled a webcast for 7:30 a.m. Central time on Thursday, February 9, 2017, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president, general counsel and chief compliance officer; and Lisa Callicotte, chief financial officer. Click here to register for the earnings webcast or visit www.usfunds.com for more information.
Selected financial data (unaudited) (dollars in thousands, except per share data):
	Three months ended
	12/31/2016	12/31/2015
Operating Revenues	$1,642	$1,289
Operating Expenses	1,876	3,205
Operating Loss	(234)	(1,916)
Total Other Income (Loss)	249	(271)
Income (Loss) Before Income Taxes	15	(2,187)
Tax Benefit	(10)	-
Income (Loss) from Continuing Operations	25	(2,187)
Loss from Discontinued Operations	-	(25)
Net Income (Loss)	$25	$(2,212)
Less: Net Income Attributable to Non-Controlling Interest	17	-
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$8	$(2,212)
Earnings (Loss) per share (basic and diluted)	$0.00	$(0.14)

Avg. common shares outstanding (basic)	15,218,734	15,300,421
Avg. common shares outstanding (diluted)	15,218,734	15,300,421

Avg. assets under management (millions)	$851	$708
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2QFY17 earnings, Page 3
February 8, 2017
About U.S. Global Investors, Inc.
The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, the U.S. Global Jets ETF and other international clients.
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.